Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2012 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K of Lakeland Bancorp, Inc. and its subsidiaries for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Lakeland Bancorp, Inc. on Forms S-3 (File No. 333-162932, effective November 10, 2009; and File No. 333-140847, effective February 23, 2007) and on Forms S-8 (File No. 333-159664, effective June 2, 2009; File No. 333-125616, effective June 8, 2005; and File No. 333-34296, effective April 7, 2000).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

March 15, 2012